Filed Pursuant to Rule 424(b)(3)

Registration No. 333-138444

COLE CREDIT PROPERTY TRUST II, INC.

SUPPLEMENT NO. 2 DATED JUNE 11, 2008

TO THE PROSPECTUS DATED APRIL 30, 2008

This document supplements, and should be read in conjunction with, the prospectus of Cole Credit Property Trust II, Inc. dated April 30, 2008 and Supplement No. 1, dated May 16, 2008. Unless otherwise defined in this supplement, capitalized terms used in this supplement shall have the same meanings as set forth in the prospectus.

The purpose of this supplement is to describe the following:

(1)	the status of the offering of shares in Cole Credit Property Trust II, Inc.;

(2)	notification of change of transfer agent;

(3)	terms of a new credit facility entered into by Cole Operating Partnership II, LP;

(4)	recent real property investments; and

(5)	potential real property investments.

Status of Our Public Offerings

We commenced our initial public offering on June 27, 2005. We terminated our initial public offering on May 22, 2007. We issued a total of 54,838,315 shares in our initial public offering, including 53,909,877 shares sold in the primary offering and 928,438 shares sold pursuant to our distribution reinvestment plan, resulting in gross offering proceeds to us of approximately $547.4 million.

We commenced our follow-on offering of 150,000,000 shares of common stock on May 23, 2007. Of these shares, we are offering 125,000,000 shares in a primary offering and 25,000,000 shares pursuant to our distribution reinvestment plan. As of June 9, 2008, we had accepted investors’ subscriptions for, and issued, approximately 82.1 million shares of our common stock in the follow-on offering, including approximately 78.8 million shares sold in the primary offering and approximately 3.3 million shares sold pursuant to our distribution reinvestment plan, resulting in gross proceeds to us of approximately $820.1 million. Combined with our initial public offering, we had received a total of approximately $1.4 billion in gross offering proceeds as of June 11, 2008.

Change of Transfer Agent

The following information supersedes and replaces in its entirety the second question and answer on page 4 of the prospectus under “Questions and Answers About this Offering” and other similar disclosures elsewhere in the prospectus including the Subscription Agreement beginning on page B-1 and Additional Investment Subscription Agreement beginning on page C-1.

Q:	Who is the transfer agent?

A:	Effective as of June 23, 2008, the name, address and telephone number of our transfer agent is as follows:

Cole Credit Property Trust II, Inc.

c/o DST Systems, Inc.

P.O. Box 219312

Kansas City, MO 64121-9312

1-866-907-2653

To ensure that any account changes are made promptly and accurately, all changes including your address, ownership type, and distribution mailing address should be directed to the transfer agent.

Borrowing Policies

The following information supplements the section of our prospectus captioned “Investment Objectives and Policies – Borrowing Policies” beginning on page 81 of the prospectus:

On May 23, 2008, Cole Operating Partnership II, LP, the operating partnership of CCPT II, (“Cole OP II”) which we sometimes refer to as the borrower, entered into a revolving credit facility providing for up to $135.0 million of secured borrowings pursuant to a credit agreement with Bank of America, N.A., as administrative agent, among other things, (“Bank of America”), Banc of America Securities, LLC, as sole lead arranger and sole book manager, JP Morgan Chase Bank, N.A. as syndication agent, and other lending institutions that may become parties to the credit agreement. The credit facility allows Cole OP II to borrow up to $135.0 million in revolving loans. Subject to meeting certain conditions, the approval of Bank of America and the payment of certain fees, the amount of the credit facility may be increased up to a maximum of $235.0 million, with each increase being no less than $25.0 million. Up to 15.0% of the total amount available may be used for issuing letters of credit and up to $20.0 million may be used for “swingline” loans, which generally are loans of a minimum of $100,000 for which the Borrower receives funding on the same day as its loan request, and which are repaid within five business days. The proceeds of the credit facility may be used for acquiring real estate and real estate related assets, working capital and general corporate purposes.

The credit facility matures on May 23, 2011. The borrower has the option to extend the credit facility for an additional twelve month period through May 23, 2012 provided that (i) a written notice of intent to extend the term of the credit agreement is provided at least 30 days, but not more than 90 days prior to May 23, 2011; (ii) no defaults or events of default exist; (iii) the borrower pays to Bank of America a fee equal to fifteen hundredths of one percent (0.15%) of the then existing aggregate commitments; and (iv) certain requirements with respect to the representations and warranties contained in the credit agreement are satisfied.

Loans under the credit facility will bear interest at rates depending upon the type of loan used. For a eurodollar rate loan, the interest rate will be equal to the greater of (a) two and one half percent (2.50%) per annum or (b) the one month, two month, three month or six month London Interbank Offered Rate for the interest period, as selected by borrower, plus the applicable rate. The applicable rate is based upon the overall leverage ratio, generally defined as our total consolidated outstanding indebtedness divided by our total consolidated asset value and ranges from 1.80% at a leverage ratio of less than 50.0% to 2.10% at a leverage ratio of 60.0% to 65.0%.

For each base rate committed loan and each swing line loan, the interest rate will be a per annum amount equal to the base rate plus the applicable rate. The base rate generally is a fluctuating rate per annum equal to (a) 0.25% plus (b) the higher of (i) the federal funds rate plus 0.50% or (ii) Bank of America’s prime rate. The applicable rate for base rate committed loans is zero at all leverage ratios.

The borrower has the right to prepay the outstanding amounts in the credit facility, in whole or in part, without premium or penalty provided that (i) prior written notice is received by the administrative agent and (ii) any prepayment of eurodollar rate loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of base rate committed loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less the entire principal amount thereof then outstanding.

Cole OP II has pledged all of its equity interests in certain of its subsidiary limited liability companies which have been identified by Cole OP II as collateral for its obligations under the credit facility. Subject to certain conditions, Cole OP II may pledge its equity interests in additional subsidiary entities and may remove its pledge of previously identified subsidiary entities. In addition, we, and each identified subsidiary entity, guarantees the obligations of Cole OP II under the credit facility.

The credit agreement contains customary affirmative, negative and financial covenants, representations, warranties and borrowing conditions. The credit agreement also includes usual and customary events of default and remedies for facilities of this nature. Upon the occurrence of any event of default, the eurodollar rate loans and base rate committed loans will bear interest payable on demand at an interest rate equal to 2.0% per annum above the interest rate that would otherwise be applicable at that time, until the default is cured. Similarly, the letter of credit fees described below will be increased to a rate of 2.0% above the letter of credit fee that would otherwise be applicable at that time. In addition to Cole OP II failing to pay amounts when due and breaching any of the terms of the credit agreement or related loan documents, events of default include, but are not limited to: (1) failure to pay any principal when due; (2) failure to pay interest and fees within five (5) business days after due; (3) the occurrence of a change of control; (4) a change in management; (5) material inaccuracy of any representation or warranty; (6) the bankruptcy or insolvency of Cole OP II or any consolidated subsidiary; (7) violation of any financial, negative or other covenant; (8) violation of ERISA regulations; and (9) judgments against Cole OP II or any consolidated subsidiary in excess of $10.0 million or $25.0 million in aggregate that remain unsatisfied or unstayed for sixty days. If an event of default occurs and is not cured timely, the lenders under the credit facility shall have no obligation to make further disbursements under the credit facility and all outstanding loans shall be immediately due and payable.

Cole OP II was required to pay certain fees under the credit agreement, including an arrangement fee of $250,000 to Banc of America Securities, LLC along with an upfront fee equal to 0.45% of the total credit facility. In addition, Cole OP II will pay to Bank of America an annual administrative agency fee of $50,000. Cole OP II will also pay an annualized fee for any unused portion of the credit facility. The unused portion fee is based on the average daily balance of the total aggregate commitment less any borrowing outstanding and is equal to 0.20% on the daily unused portion of the credit facility if daily usage is less than 50.0% of the aggregate commitments and 0.15% on the daily unused portion of the credit facility if daily usage is greater than or equal to 50.0% of the aggregate commitments. Cole OP II must also pay certain fees upon the issuance of each letter of credit under the credit agreement and a quarterly fee based on the outstanding face amounts of any letters of credit.

Real Property Investments

The following information supplements, and should be read in conjunction with, the table in the section captioned “Prospectus Summary — Description of Real Estate Investments” beginning on page 7 of the prospectus:

Description of Real Estate Investments

As of June 11, 2008, we owned 391 properties, comprising approximately 13.5 million gross rentable square feet of commercial space located in 45 states and the U.S. Virgin Islands. Properties acquired between May 16, 2008, the date of our last prospectus supplement, and June 11, 2008 are listed below.

Property Description	Type	Tenant	Rentable Square Feet	Purchase Price
Allstate Customer Contact Center – Yuma, AZ	Call Center	Allstate Insurance Company	28,800	$7,686,409
Walgreens – Essex, MD	Drugstore	Walgreen Co.	14,820	6,488,000
Convergy’s – Las Cruces, NM	Call Center	Convergy’s Customer Management Group Inc.	45,761	8,111,260
Walgreens – Bath, NY	Drugstore	Walgreen Eastern Co., Inc.	12,222	4,236,005
Walgreens – Chino Valley, AZ	Drugstore	Walgreen Arizona Drug Co.	14,820	5,435,000
III Forks – Dallas, TX	Restaurant	III Forks Dallas, L.P.	21,145	11,000,000
Walgreens – Albany, GA	Drugstore	Walgreen Co.	14,820	4,600,000
Kohl’s – Grand Forks, ND	Specialty Retail	Kohl’s Illinois, Inc.	68,725	8,525,000
			221,113	$56,081,674

The following information supplements the section of our prospectus captioned “Investment Objectives and Policies — Real Property Investments” beginning on page 87 of the prospectus:

Real Property Investments

We engage in the acquisition and ownership of commercial properties throughout the United States. We invest primarily in income-generating retail, office and distribution properties, net leased to investment grade and other creditworthy tenants.

As of June 11, 2008, we, through separate wholly-owned limited liability companies, have acquired a 100% fee simple interest in 391 properties consisting of approximately 13.5 million gross rentable square feet of commercial space located in 45 states and the U.S. Virgin Islands. The properties were generally acquired through the use of mortgage notes payable and proceeds from our ongoing public offering of our common stock.

The following table summarizes properties acquired between May 16, 2008, the date of our last prospectus supplement, and June 11, 2008 in order of acquisition date:

Property	Date Acquired	Year Built	Purchase Price	Fees Paid to Sponsor (1)	Rentable Square Feet	Physical Occupancy
Allstate Customer Contact Center – Yuma, AZ	May 22, 2008	2008	$7,686,409	$153,728	28,800	100%
Walgreens – Essex, MD	May 30, 2008	2007	6,488,000	129,760	14,820	100%
Convergy’s – Las Cruces, NM	June 2, 2008	1983	8,111,260	162,225	45,761	100%
Walgreens – Bath, NY	June 2, 2008	2008	4,236,005	84,721	12,222	100%
Walgreens – Chino Valley, AZ	June 2, 2008	2006	5,435,000	108,700	14,820	100%
III Forks – Dallas, TX	June 5, 2008	1998	11,000,000	220,000	21,145	100%
Walgreens – Albany, GA	June 11, 2008	2008	4,600,000	92,000	14,820	100%
Kohl’s – Grand Forks, ND	June 11, 2008	2006	8,525,000	170,500	68,725	100%
			$56,081,674	$1,121,634	221,113

(1)

Fees paid to sponsor include payments made to an affiliate of our advisor for acquisition fees in connection with the property acquisition and payments to our advisor for finance coordination fees for services in connection with the origination or assumption of debt financing obtained to acquire the respective property, where applicable. For more detailed information on fees paid to affiliates of our sponsor, see the section captioned “Management Compensation” beginning on page 62 of the prospectus.

The following table sets forth the principal provisions of the lease term for the major tenants at the properties listed above:

Property	Number of Tenants	Major Tenants*	Total Square Feet Leased	% of Total Square Feet Leased	Renewal Options**	Current Annual Base Rent	Base Rent per Square Foot		Lease Term
									Beginning	To
Allstate Customer Contact Center – Yuma, AZ	1	Allstate Insurance Company	28,800	100%	2/3 yr. 1/5 yr.	$575,712	$19.99	(1)	5/22/2008	4/30/2018
Walgreens – Essex, MD	1	Walgreen Co.	14,820	100%	10/5 yr.	425,000	28.68		5/30/2008	4/30/2032	(2)
Convergy’s – Las Cruces, NM	1	Convergy’s Customer Management Group Inc.	45,761	100%	2/5 yr.	726,227	15.87	(1)	6/2/2008	3/31/2018
Walgreens – Bath, NY	1	Walgreen Eastern Co., Inc.	12,222	100%	10/5 yr.	280,000	22.75		6/2/2008	4/30/2033	(2)
Walgreens – Chino Valley, AZ	1	Walgreen Arizona Drug Co.	14,820	100%	10/5 yr.	355,000	23.95		6/2/2008	7/31/2032	(2)
III Forks – Dallas, TX	1	III Forks Dallas, L.P.	21,145	100%	5/5 yr.	935,000	44.22	(3)	6/5/2008	6/30/2025
Walgreens – Albany, GA	1	Walgreen Co.	14,820	100%	10/5 yr.	306,000	20.65		6/11/2008	2/28/2033	(2)
Kohl’s – Grand Forks, ND	1	Kohl’s Illinois, Inc.	68,725	100%	8/5 yr.	572,450	8.33		6/11/2008	9/30/2016
						601,073	8.75		10/1/2016	9/30/2026

*	Major tenants include those tenants that occupy greater than 10.0% of the rentable square feet of their respective property.
**	Represents option renewal period / term of each option.
(1)

The initial annual base rent under the lease increases each year by 2.0% of the then current annual base rent. For the purposes of this presentation, the individual rental escalations are not displayed in the table.

(2)	Walgreens has the right, at its election, to terminate the lease effective as of the last day of the initial lease term, or effective as of the last day of any month thereafter.
(3)

The initial annual base rent under the lease increases each year by 1.5% of the then current annual base rent. For the purposes of this presentation, the individual rental escalations are not displayed in the table.

Cole Realty Advisors has the sole and exclusive right to manage, operate, lease and supervise the overall maintenance of the properties listed above and currently receives a property management fee of 2.0% of the monthly gross revenues from our properties. In accordance with the property management agreement, we may pay Cole Realty Advisors (i) up to 2.0% of gross revenues from our single tenant properties and (ii) up to 4.0% of gross revenues from our multi tenant properties. We currently have no plan for any renovations, improvements or development of the properties listed above and we believe the properties are adequately insured.

No mortgage notes payable were issued in connection with the property acquisitions noted above.

For federal income tax purposes, the depreciable basis in the properties noted above is approximately $44.9 million in total. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 years and the lesser of the useful life or lease term, respectively. The preliminary depreciable basis in the properties noted above is estimated as follows:

Property	Depreciable Tax Basis
Allstate Customer Contact Center – Yuma, AZ	$6,149,127
Walgreens – Essex, MD	5,190,400
Convergy’s – Las Cruces, NM	6,489,008
Walgreens – Bath, NY	3,388,804
Walgreens – Chino Valley, AZ	4,348,000
III Forks – Dallas, TX	8,800,000
Walgreens – Albany, GA	3,680,000
Kohl’s – Grand Forks, ND	6,820,000
$44,865,339

Tenant Lease Expirations

The following table sets forth, as of June 11, 2008, lease expirations of our properties, including the properties described above, for each of the next ten years assuming no renewal options are exercised. For purposes of the table, the “total annual base rent” column represents annualized base rent, based on rent in effect on January 1 of the respective year, for each lease that expires during the respective year.

Year Ending December 31,	Number of Leases Expiring	Approx. Square Feet Expiring	Total Annual Base Rent	% of Total Annual Base Rent
2008	4	26,752	$235,395	<1%
2009	15	94,263	1,149,627	1%
2010	17	110,405	1,615,449	1%
2011	14	58,005	980,767	1%
2012	16	129,140	1,873,729	1%
2013	21	374,083	3,701,536	2%
2014	14	275,736	3,358,549	2%
2015	17	1,188,543	8,631,271	6%
2016	31	1,654,083	14,149,933	9%
2017	37	1,428,207	13,723,671	9%
2018	31	720,810	8,242,539	5%
	217	6,060,027	$57,662,466	37%

Potential Property Investments

Our advisor has identified certain properties as potential suitable investments for us. The acquisition of each such property is subject to a number of conditions. A significant condition to acquiring any one of these potential acquisitions is our ability to raise sufficient proceeds in this offering to pay all or a portion of the purchase price. An additional condition to acquiring these properties may be our securing debt financing to pay the balance of the purchase price. Such financing may not be available on acceptable terms or at all.

Our evaluation of a property as a potential acquisition, including the appropriate purchase price, will include our consideration of a property condition report; unit-level store performance; property location, visibility and access; age of the property, physical condition and curb appeal; neighboring property uses; local market conditions, including vacancy rates; area demographics, including trade area population and average household income; neighborhood growth patterns and economic conditions; and the presence of demand generators.

We will decide whether to acquire each property generally based upon:

•	satisfaction of the conditions to the acquisition contained in the respective contract;

•	no material adverse change occurring relating to the properties, the tenant or in the local economic conditions;

•	our receipt of sufficient net proceeds from the offering of our common stock to the public and financing proceeds to make this acquisition; and

•	our receipt of satisfactory due diligence information including the appraisal, environmental reports and tenant and lease information.

Other properties may be identified in the future that we may acquire prior to or instead of these properties. Due to the considerable conditions to the consummation of the acquisition of these properties, we cannot make any assurances that the closing of these acquisitions are probable. The properties currently identified are as follows:

Property	Expected Acquisition Date	Seller (1)	Approximate Purchase Price (2)	Approximate Compensation to Sponsor (3)
Coral Walk – Cape Coral, FL	June 2008	NAP Pondella LLC	$27,000,000	$540,000
LA Fitness – Brooklyn Park, MN	June 2008	Park Place Promenade III, LLC	10,450,000	209,000
			$37,450,000	$749,000

(1)	Seller is an unaffiliated third party.

(2)	Approximate purchase price does not include acquisition costs, which we expect to be approximately 3.0% of the contract purchase price, which include acquisition fees described in note 3 below.

(3)	Amounts include acquisition fees payable to an affiliate of our advisor for acquisition fees in connection with the property acquisition.

Each potential property acquisition is subject to a net lease, pursuant to which the tenant is required to pay substantially all operating expenses and capital expenditures in addition to base rent.

Property	Major Tenants*	Guarantor	Total Square Feet Leased	% of Total Square Feet Leased
Coral Walk – Cape Coral, FL	TSA Stores, Inc.	N/A	40,228	34.8%
	Staples the Office Superstore East, Inc.	N/A	20,388	17.6%
LA Fitness – Brooklyn Park, MN	L.A. Fitness International, LLC	N/A	45,000	100%
			105,616

*	Major tenants are those tenants that occupy greater than 10.0% of the rentable square of their respective property.

The table below provides leasing information for the major tenants at each respective property:

Property	Number of Tenants	Major Tenants*	Renewal Options**	Current Annual Base Rent		Base Rent per Square Foot	Lease Term
							Beginning	To
Coral Walk – Cape Coral, FL	16	TSA Stores, Inc.	4/5 yr.	$623,534		$15.50	10/12/2007	1/31/2013
				663,762		16.50	2/1/2013	1/31/2018
		Staples the Office Superstore East, Inc.	4/5 yr.	305,820		15.00	12/13/2007	12/31/2017
LA Fitness – Brooklyn Park, MN	1	L.A. Fitness International, LLC	3/5 yr.	810,000	(1)	18.00	6/6/2008	6/30/2023

*	Major tenants include those tenants that occupy greater than 10.0% of the rentable square feet of their respective property.
**	Represents option renewal period / term of each option.
(1)

The initial annual base rent under the lease, as displayed in the table above, increases every five years by the lessor of the cumulative percentage increase in the Consumer Price Index over the preceding five year period or 10.0% of the then current annual base rent. For the purposes of this presentation, the individual rental escalations are not displayed in the table above.

We expect to purchase each property with proceeds from our ongoing public offering of common stock and available cash.

We believe that each of our properties is adequately covered by insurance and we intend to obtain adequate insurance coverage for all future properties that we acquire.

APPENDIX B

COLE REDIT PROPERTY TRUST II, INC.	For Prospectus dated April 30, 2008

Subscription Agreement for the Purchase of Common Stock of Cole Credit Property Trust II, Inc.

Please read this Subscription Agreement/Signature Page and the Terms and Conditions before signing

A — INVESTMENT

Purchase of Cole Credit Property Trust II, Inc. Shares					☐ Initial Subscription (Minimum $2,500)	☐ Check Enclosed for Subscription Amount
					☐ Additional Subscription (Minimum $1,000)	☐ Subscription Amount Wired
					☐ REGISTERED REPRESENTATIVE PURCHASE	☐ Check sent separately
$		=		x $10	☐ RIA-See Section G
	Total $ Invested	=	# of Shares x 10		A completed Subscription Agreement is required for each initial and additional

B – TYPE OF OWNERSHIP

NON-CUSTODIAL OWNERSHIP (Make Check Payable To: Wells Fargo Bank N.A., Escrow Agent for Cole Credit Property Trust II, Inc.)

☐ Individual Ownership	☐ Corporate Ownership	☐ Uniform Gifts to Minors Act: State of
☐ Joint Tenants with Right of Survivorship	☐ Partnership Ownership	Custodian for
☐ Community Property	☐ LLC Ownership	☐ Pension or Profit Sharing Plan
☐ Tenants-in-Common o Other (specify)	☐ TOD (Fill out TOD Form to effect designation)	☐ Taxable ☐ Exempt under §501A
☐ Trust (Specify, i.e., Family, Living, Revocable, etc.)	☐ Other (specify)	☐ Name of Trustee/Other Administrator
☐ Taxable ☐ Grantor A or B

Date Trust Established
Name of Trustee/Other Administrator

CUSTODIAL OWNERSHIP (Make check payable to the custodian listed and send ALL paperwork directly to the custodian.)	CUSTODIAN INFORMATION
☐ Traditional IRA	☐ Sterling Trust Company (set up fee waived and annual fees discounted)
☐ Roth IRA	or
☐ Simplified Employee Pension/Trust (S.E.P.)	☐ Name of Custodian or Trustee
☐ KEOGH	Mailing Address	City	State	Zip
☐ Pension or Profit Sharing Plan	Investor’s Custodian Account #	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐
☐ Taxable ☐ Exempt under §501A
Name of Trustee/Other Administrator	Custodian Telephone No.	☐ ☐ ☐ - ☐ ☐ ☐ - ☐ ☐ ☐ ☐
☐ Other (specify)

C — SUBSCRIBER INFORMATION

Subscriber Name	☐ Mr.	☐ Mrs.	☐ Ms.
Social Security # or Taxpayer ID #	☐	☐	☐	-	☐	☐	-	☐	☐	☐	☐ (Co-Subscriber)
Date of Birth/Date of Incorporation	☐	☐	-	☐	☐	-	☐	☐	☐	☐	(Co-Subscriber)
Mailing Address
City	State	Zip
Home Telephone No.	☐	☐	☐	-	☐	☐	☐	-	☐	☐	☐	☐
Business Telephone No.	☐	☐	☐	-	☐	☐	☐	-	☐	☐	☐	☐
Co- Subscriber	☐ Mr.	☐ Mrs.	☐ Ms.
Social Security#	☐	☐	☐	-	☐	☐	-	☐	☐	☐	☐ (Co-Subscriber)
Date of Birth	☐	☐	-	☐	☐	-	☐	☐	☐	☐	(Co-Subscriber)
Residence Address (if different from mailing address)
City	State	Zip
E-mail Address
Please Indicate Citizenship Status	☐ U.S. Citizen ☐ Resident Alien ☐ Non-Resident Alien ☐ Employee or Affiliate

INTERESTED PARTY (Optional)

If you would like a duplicate copy of all communications the Company sends to you to be sent to an additional party (such as your accountant or financial advisor), please complete the following.

Name of Interested Party			Name of Firm

Street Address or P.O. Box			Business Telephone No.	☐ ☐ ☐ - ☐ ☐ ☐ - ☐ ☐ ☐ ☐
City	State	Zip
			Facsimile Telephone No.	☐ ☐ ☐ - ☐ ☐ ☐ - ☐ ☐ ☐ ☐
E-mail Address (optional)

COLE REDIT PROPERTY TRUST II, INC. © 2008 Cole Companies	Mail to: Cole Credit Property Trust II, Inc. c/o DST Systems, Inc. P.O. Box 219312 Kansas City, MO 64121-9312 Phone 866-907-2653

(CONTINUED ON REVERSE SIDE)

B-1

D — DISTRIBUTION OPTIONS:NON-CUSTODIAL OWNERSHIP ACCOUNTS

☐ Mail to Address of Record

☐ Distribution Reinvestment Program: Subscriber elects to participate in the Distribution Reinvestment Program described in the Prospectus.

☐ Distributions directed to:

☐ Via Mail (complete information below)

☐ Via Electronic Deposit (ACH — complete information below)

☐ Checking	☐ Savings
Name of Bank or Individual
Mailing Address
City		State	Zip
Bank ABA # (for ACH only)
Account # (MUST BE FILLED IN)

DISTRIBUTION OPTIONS:CUSTODIAL OWNERSHIP ACCOUNTS

☐ Mail to Custodial Account

☐ Distribution Reinvestment Program: Subscriber elects to participate in the Distribution Reinvestment Program described in the Prospectus

I (we) hereby authorize Cole Credit Property Trust II, Inc. (“Company”) to deposit distributions from my (our) interest in stock of the Company into the account at the financial institution as indicated in this Section D. I further authorize the Company to debit this account in the event that the Company erroneously deposits additional funds to which I am not entitled, provided that such debit shall not exceed the original amount of the erroneous deposit. In the event that I withdraw funds erroneously deposited into my account before the Company reverses such deposit, I agree that the Company has the right to retain any future distributions that I am entitled until the erroneously deposited amounts are recovered by the Company.

This authorization is to remain in full force and effect until the Company has received written notice from me of the termination of this authorization in time to allow reasonable opportunity to act on it, or until the Company has sent me written notice of termination of this authorization.

Investor’s Signature

E — SUBSCRIBER SIGNATURES

I hereby acknowledge and/or represent (or in the case of fiduciary accounts, the person authorized to sign on my behalf) the following:	Owner Joint Owner

a.	I have received the prospectus relating to the shares, wherein the terms and conditions of the offering of the shares are described.	a.	Initials	Initials
b.

I (we) either: (i) have a net worth (excluding home, home furnishings and automobiles) of at least $45,000 and had during the last year or estimate that I (we) will have in the current year gross income of at least $45,000; or (ii) have a net worth (excluding home, home furnishings and automobiles) of at least $150,000, or that I (we) meet such higher suitability requirements as may be required by my state of residence and set forth in the prospectus under “Suitability Standards.” In the case of sales to fiduciary accounts, the suitability standards must be met by the beneficiary, the fiduciary account or by the donor or grantor who directly or indirectly supplies the funds for the purchase of the shares.

		b.	Initials	Initials
c.	For residents of Arizona, California or Tennessee only: I have either (i) a net worth of at least $225,000 or (ii) a gross annual income of at least $60,000 and a net worth of at least $60,000.	c.	Initials	Initials
d.	For residents of Maine only: I have either (i) a net worth of at least $200,000 or (ii) a gross annual income of at least $50,000 and a net worth of at least $50,000.	d.	Initials	Initials
e.

For residents of Kansas only: I have either (i) a net worth of at least $250,000 or (ii) a gross annual income of at least $70,000 and a net worth of at least $70,000. In addition, I acknowledge that it is recommended that I should invest no more than 10% of my liquid net worth in the Shares and the securities of other real estate investment trusts. “Liquid net worth” is that portion of net worth (total assets minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.

		e.	Initials	Initials
f.

For residents of Massachusetts, Michigan, Ohio or Pennsylvania only: I have either (i) a net worth of at least $250,000 or (ii) a gross annual income of at least $70,000 and a net worth of at least $70,000, and my maximum investment in the Company and its affiliates will not exceed 10% of my net worth.

		f.	Initials	Initials
g.

For residents of Kentucky only: I have either (a) a net worth of at least $250,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $70,000 and my investment does not exceed 10% of my liquid net worth.

		g.	Initials	Initials
h.

For residents of Iowa, New Mexico, North Carolina, Oregon or Washington only: I have either (a) a net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000.

		h.	Initials	Initials
i.

I am purchasing the shares for my own account, or if I am (we are) purchasing shares on behalf of a trust or other entity of which I am (we are) trustee(s) or authorized agent(s), I (we) have due authority to execute the Subscription Agreement/Signature Page and do hereby legally bind the trust or other entity of which I am (we are) trustee(s) or authorized agent(s).

		i.	Initials	Initials
j.	I acknowledge that the shares are not liquid.	j.	Initials	Initials

SUBSTITUTE W-9: I HEREBY CERTIFY under penalty of perjury (i) that the taxpayer identification number shown on the Subscription Agreement/Signature Page is true, correct and complete, (ii) that I am not subject to backup withholding either because I have not been notified that I am subject to backup withholding as a result of a failure to report all interest or distributions, or the Internal Revenue Service has notified me that I am no longer subject to backup withholding, and (iii) I am a U.S. person.

NOTICE IS HEREBY GIVEN TO EACH SUBSCRIBER THAT BY EXECUTING THIS AGREEMENT YOU ARE NOT WAIVING ANY RIGHTS YOU MAY HAVE UNDER THE SECURITIES ACT OF 1933 AND ANY STATE SECURITIES LAWS.

A SALE OF THE SHARES MAY NOT BE COMPLETED UNTIL AT LEAST FIVE BUSINESS DAYS AFTER THE DATE THE SUBSCRIBER RECEIVES THE PROSPECTUS.

I ACKNOWLEDGE RECEIPT OF THE PROSPECTUS, WHETHER OVER THE INTERNET, ON A CD-ROM, A PAPER COPY, OR ANY OTHER DELIVERY METHOD.

Signature of Investor	Signature of Co-Investor, if applicable	Authorized Signature (Custodian or Trustee, if applicable)	Date

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APPENDIX C

COLE REDIT PROPERTY TRUST II, INC.

Additional Investment Subscription Agreement

This form may be used by any current Investor (the “Investor”) in Cole Credit Property Trust II, Inc. (the “Company”), who desires to purchase additional shares of the Company’s common stock pursuant to the Additional Subscription Agreement and who purchased their shares directly from the Company.Investors who acquired shares other than through use of a Subscription Agreement (e.g., through a transfer of ownership or TOD) and who wish to make additional investments must complete the Cole Credit Property Trust II, Inc. Subscription Agreement.

Minimum Additional Investment: $1,000

$	Total $ Invested	Total Shares

Total shares may vary if this is a non-commission sale or if volume discounts apply.

SUBSCRIBER INFORMATION

Subscriber Name	☐ Mr.						☐ Mrs.						☐ Ms.
Social Security # or Taxpayer ID #	☐	☐	☐	-	☐	☐	-	☐	☐	☐	☐
Mailing Address
Home Telephone No. ☐ ☐	☐	-	☐	☐	☐	-	☐	☐	☐	☐
Existing CCPTII Account #
City						State							Zip
Date of Birth or Date of Incorporation	☐	☐	-	☐	☐	-	☐	☐	☐	☐
Business Telephone No.	☐	☐	☐	-	☐	☐	☐	-	☐	☐	☐	☐

SUBSCRIBER SIGNATURES

I hereby acknowledge and/or represent (or in the case of fiduciary accounts, the person authorized to sign on my behalf) the following:	Owner Joint Owner
a.	I have received the prospectus as supplemented to date relating to the shares, wherein the terms and conditions of the offering of the shares are described.	a.	Initials	Initials
b.

I (we) either: (i) have a net worth (excluding home, home furnishings and automobiles) of at least $45,000 and had during the last year or estimate that I (we) will have in the current year gross income of at least $45,000; or (ii) have a net worth (excluding home, home furnishings and automobiles) of at least $150,000, or that I (we) meet such higher suitability requirements as may be required by my state of residence and set forth in the prospectus under “Suitability Standards.” In the case of sales to fiduciary accounts, the suitability standards must be met by the beneficiary, the fiduciary account or by the donor or grantor who directly or indirectly supplies the funds for the purchase of the shares.

		b.	Initials	Initials
c.	For residents of Arizona, California or Tennessee only: I have either (i) a net worth of at least $225,000 or (ii) a gross annual income of at least $60,000 and a net worth of at least $60,000.	c.	Initials	Initials
d.	For residents of Maine only: I have either (i) a net worth of at least $200,000 or (ii) a gross annual income of at least $50,000 and a net worth of at least $50,000.	d.	Initials	Initials
e.

For residents of Kansas only: I have (i) a net worth of at least $250,000 or (ii) a gross annual income of at least $70,000 and a net worth of at least $70,000. In addition, I acknowledge that it is recommended that I should invest no more than 10% of my liquid net worth in the shares and the securities of other real estate investment trusts. “Liquid net worth” is that portion of net worth (total assets minus total liabilities) that is comprised of cash, cash equivalent and readily marketable securities.

		e.	Initials.	Initials
f.

For residents of Massachusetts, Michigan, Ohio or Pennsylvania only: I have either (i) a net worth of at least $250,000 or (ii) a gross annual income of at least $70,000 and a net worth of at least $70,000, and my maximum investment in the Company and its affiliates will not exceed 10% of my net worth.

		f.	Initials	Initials
g.

For residents of Kentucky only: I have either (a) a net worth of at least $250,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $70,000 and, unless I originally purchased shares in the Company’s initial public offering, my investment does not exceed 10% of my liquid net worth.

		g.	Initials	Initials
h.

For residents of Iowa, New Mexico, North Carolina, Oregon or Washington only: I have either (i) a net worth of at least $250,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $70,000.

		h.	Initials	Initials
i.

I am purchasing the shares for my own account or I am (we are) purchasing shares on behalf of a trust or other entity of which I am (we are) trustee(s) or authorized agent(s), I (we) have due authority to execute this Additional Subscription Agreement and do hereby legally bind the trust or other entity of which I am (we are) trustee(s) or authorized agent(s).

		i.	Initials	Initials
j.	I acknowledge that the shares are not liquid.	j.	Initials	Initials

NOTICE IS HEREBY GIVEN TO EACH SUBSCRIBER THAT BY EXECUTING THIS AGREEMENT YOU ARE NOT WAIVING ANY RIGHTS YOU MAY HAVE UNDER THE SECURITIES ACT OF 1933 AND ANY STATE SECURITIES LAWS.

A SALE OF THE SHARES MAY NOT BE COMPLETED UNTIL AT LEAST FIVE BUSINESS DAYS AFTER THE DATE THE SUBSCRIBER RECEIVES THE PROSPECTUS.

I ACKNOWLEDGE RECEIPT OF THE PROSPECTUS, WHETHER OVER THE INTERNET, ON A CD-ROM, A PAPER COPY, OR ANY OTHER DELIVERY METHOD.

Signature of Investor	Signature of Co-Investor, if applicable	Authorized Signature (Custodian or Trustee, if applicable)	Date

COLE CREDIT PROPERTY TRUST II, INC.	Mail to: Cole Credit Property Trust II, Inc. c/o DST Systems, Inc. P.O. Box 219312 Kansas City, MO 64121-9312 Phone 866-907-2653

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